Craig K. Hubbard
Chief Financial Officer
985/892-5521 x117

SCP POOL REPORTS RECORD THIRD QUARTER 2001 RESULTS

_________________

DILUTED EARNINGS PER SHARE INCREASE 27%

COVINGTON, La. (October 16, 2001) – SCP Pool Corporation (the “Company” or “SCP”) (Nasdaq/NM:POOL) today reported record results for the third quarter of 2001.

Net sales for the three months ended September 30, 2001 increased $44.9 million, or 23%, to $236.4 million, compared to $191.5 million in the comparable 2000 period. Service centers acquired from Superior Pool Products in 2000 and the pool division of Hughes Supply in 2001 contributed $39.3 million to the increase. The same store sales increase of 1% and new service centers provided the balance of the increase. Gross profit margin increased 200 basis points to 26.4% in the third quarter of 2001 from 24.4% for the same period last year. Operating income for the quarter increased $4.8 million, or 28%, to $21.8 million, compared to $17.0 million in the comparable 2000 period while operating margin increased 30 basis points from 8.9% to 9.2%, despite the operating margin dilution from acquired service centers. Net income for the third quarter increased 31% to $12.8 million, or $0.47 per diluted share, compared to $9.8 million, or $0.37 per diluted share, for the same quarter last year. The Superior and Hughes acquisitions provided $0.04 accretion in diluted earnings per share.

“We were very fortunate in that our business was not significantly affected by the tragic events of September 11th,” commented Manuel Perez de la Mesa, President & CEO. “Our ongoing focus on gross margins and expense control enabled us to realize our third quarter profit objectives as we endeavor to continuously increase the value provided to both our customers and suppliers and further SCP’s position in the industry.”

POOL Reports Third Quarter 2001 Results

October 16, 2001

Net sales for the nine months ended September 30, 2001 increased $156.0 million, or 27%, to $724.0 million, compared to $568.0 million in the comparable 2000 period. Service centers acquired from Superior and Hughes contributed $144.7 million to the increase. The balance of the increase is attributable to new service centers as year to date same store sales were relatively unchanged. Gross profit margin increased 140 basis points to 26.1% in the first nine months of 2001 from 24.7% for the same period last year. Operating profit margin for the first nine months remained the same at 9.3%. Net income for the first nine months increased 28% to $39.3 million, or $1.46 per diluted share, compared to $30.8 million, or $1.16 per diluted share, for the same period in 2000. The Superior and Hughes acquisitions provided $0.15 accretion in diluted earnings per share.

“We are very pleased with our third quarter results especially in light of the soft consumer market and the overall economy. I believe it demonstrates once again the resiliency of the swimming pool industry in general and our company in particular,” remarked W.B. Sexton, Chairman of the Board.

Same store sales growth is calculated using a 15-month convention, whereby all newly opened, acquired or consolidated service centers and existing service centers in the immediate market areas of the aforementioned service centers are excluded from the calculation for a period of 15 months. At September 30, 2001, there were 100 service centers included in the calculation of same store sales. Of the excluded service centers, 6 were new service centers open less than 15 months, 54 were acquired within the last 15 months, 1 was consolidated and 6 were excluded due to new service center openings in the respective market areas within the last 15 months.

SCP Pool Corporation is the largest independent distributor of swimming pool supplies and related products. As of October 16, 2001, the Company operated 167 service centers in North America and Europe, through which it distributes more than 60,000 national brand and private label products to approximately 38,000 customers.

POOL Reports Third Quarter 2001 Results

October 16, 2001

Consolidated Statements of Income

(Dollars, in thousands except per share data)	Three Months		Nine Months
(Unaudited)	Ended		Ended
	September 30,		September 30,
	2001	2000	2001	2000

Net sales	236,368	191,543	724,012	567,951
Cost of sales	174,083	144,883	535,013	427,864

Gross profit	62,285	46,660	188,999	140,087
Selling and administrative expenses	39,958	29,242	119,665	85,988
Goodwill amortization	560	457	1,673	1,331

Operating income	21,767	16,961	67,661	52,768

Other income (expense)
Interest expense	(996)	(987)	(3,896)	(2,839)
Amortization expense	(393)	(222)	(1,133)	(667)
Miscellaneous income	357	49	1,205	543

	(1,032)	(1,160)	(3,824)	(2,963)

Income before income taxes	20,735	15,801	63,837	49,805
Income taxes	7,983	6,051	24,577	19,018

Net income	12,752	9,750	39,260	30,787

Net income per share of common stock
Basic	0.50	0.38	1.53	1.21
Diluted	0.47	0.37	1.46	1.16

Average shares outstanding
Basic	25,566	25,460	25,585	25,487
Diluted	26,896	26,666	26,885	26,585

POOL Reports Third Quarter 2001 Results

October 16, 2001

Consolidated Balance Sheets

(Dollars, in thousands except share data)	(Unaudited)	(Note)
	September 30,	December 31,
	2001	2000

Assets
Current assets
Cash and cash equivalents	14,193	3,431
Receivables, net	87,307	53,255
Product inventories, net	133,031	116,849
Prepaid expenses	2,794	1,510
Deferred income taxes	2,856	3,135

Total current assets	240,181	178,180
Property and equipment, net	13,709	9,229
Goodwill, net	76,220	59,744
Other assets, net	5,777	4,752

Total assets	335,887	251,905

Liabilities and stockholders' equity
Current liabilities
Accounts payable	74,197	68,144
Accrued and other current liabilities	36,664	14,878
Note payable	3,000	—
Current portion of long-term debt	4,500	6,250

Total current liabilities	118,361	89,272
Deferred income taxes	4,777	4,697
Long-term debt, less current portion	62,591	34,741
Total stockholders' equity	150,158	123,195

Total liabilities and stockholders' equity	335,887	251,905

Note:     The balance sheet at December 31, 2000 has been derived from the audited financial statements at that date.

POOL Reports Third Quarter 2001 Results

October 16, 2001

Condensed Consolidated Statements of Cash Flows

(Dollars, in thousands)	Nine Months Ended
(Unaudited)	September 30,
	2001	2000

Operating activities
Net income	39,260	30,787
Adjustments to reconcile net income to net cash provided
by operating activities	7,325	4,391
Changes in operating assets and liabilities, net of
effects of acquisitions
Receivables	(22,403)	(19,400)
Product inventories	11,364	4,873
Accounts payable	(6,187)	(15,044)
Other	15,416	7,733

Net cash provided by operating activities	44,775	13,340

Investing activities
Acquisition of business, net of cash acquired	(45,281)	(25,287)
Purchase of property and equipment	(3,137)	(3,254)
Proceeds from the sale of property and equipment	48	17

Net cash used in investing activities	(48,370)	(28,524)

Financing activities
Net proceeds from revolving loan	29,850	21,075
Payments on long-term debt	(3,750)	(2,500)
Issuance of common stock	2,546	1,584
Purchase of treasury stock	(14,319)	(4,377)

Net cash provided by financing activities	14,327	15,782
Effect of exchange rate changes on cash	30	(291)

Change in cash and cash equivalents	10,762	307
Cash and cash equivalents at beginning of period	3,431	3,958

Cash and cash equivalents at end of period	14,193	4,265

Supplemental disclosure of non-cash investing and
financing activities
Debt issued to acquire business	3,000	—